THESE SECURITIES BEING OFFERED HEREIN IN THIS SHARE EXCHANGE AGREEMENT HAVE NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR STATE REGULATORY AUTHORITY. THE SECURITIES BEING OFFERED IN EXCHANGE FOR OTHER EQUITY OWNERSHOP IS HEREBY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THE EQUITY EXCHANGE RATE WAS DETERMINED ARBITRARILY BY THE BUYER AND SELLER AND BEARS NO RELATIONSHIP TO THE ASSETS, EARNINGS, BOOK VALUE, CURRENT OR FUTURE TRADING PRICE OF THE SHARES, OR ANY OTHER CRITERIA OF VALUE.

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement for the exchange of equity (hereinafter referred to as the "Agreement") effective as of June 13, 2025, by and between **GIVBUX, INC.**, a Nevada corporation, (the "Issuer"), with a corporate address at 2751 West Coast Highway, Suite 200 Newport Beach, CA 92663; **CHARTER HOUSE FINANACIAL AU** (the "Company"), a Nevada corporation, whose corporate address is 139 Milburn Ave, Milburn, NJ 07041; and **THE EQUITY OWNERS OF THE COMPANY** is listed in Exhibit "A" (hereinafter collectively referred to as the "Equity Holders"). The Issuer, the Company, and the Equity Holders are hereinafter referred to collectively as the "Parties" or individually as a "Party" herein and as context may require.

Recitals

WHEREAS, the Parties have prepared this Agreement to govern the exchange of 100.00% of the equity ownership of the of the Company in exchange for restricted shares of Common Stock of the Issuer, as more fully described herein (the "Exchange Stock");

WHEREAS, this Agreement is intended to be the full and final expression of the Parties with regards to the proposed Equity Exchange, the intended direct result of which is the Company becoming a wholly owned subsidiary of the Issuer.

WHEREAS; upon full execution of this Agreement by the Parties as defined herein, the Issuer shall deliver to the Equity Holders of the Company all consideration called for in Exhibit "A" and the Company's Equity Holders shall deliver to the Issuer the requisite membership units to equal 100.00% control of the Company along with all necessary resignations of managers or control persons thereof to, or as instructed by the Issuer and its legal counsel; AND

WHEREAS; it is the express understanding of the Parties to this Agreement that this transaction, and the definitive Agreement contemplated hereby setting forth the terms and conditions of such same transaction, shall be characterized as an "Equity Exchange Agreement" which shall qualify as a tax-free reorganization under Section 354 of the Internal Revenue Code of 1986, as amended (the "Code").

Terms of Agreement

In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration, the Parties hereto agree as follows:

1. TERMS

Subject to the terms and conditions of this Agreement, the Issuer, Company, and the Equity Holders agree to and confirm the following:

1.1 The consummation of the equity exchange and the delivery of proceeds in conjunction with the transactions contemplated by this Agreement shall be complete on or before June 30, 2025, 5:00 p.m. PST (the "Date of Closing"). By this Date of Closing, the Parties, and each of them, shall have executed this Agreement and the Company has completed all deliverables at which such time the Issuer shall deliver the requisite Five Million shares of Common Stock (Restricted) on a pro rata to each Equity Holders as set forth in **Exhibit "A"** within seventeen days thereafter. As such, all Parties agree that upon full and final execution of this Agreement as defined herein, the Issuer will be the 100.00% owner of the Company, and the Equity Holders will be the beneficial owners of the aforementioned shares of Common Stock of the Issuer with all the rights and privileges that come with such ownership.

1.2 In the event this transaction has not closed by the Closing Date, this Agreement shall become null and void, unless extended by mutual written consent of the Parties. The Closing is subject to the completion of due diligence by all Parties to this Agreement and delivery of title to all assets, claims, etc.

1.3 As stated in subsection 1.1 above, the Issuer after the Closing shall issue to the Equity Holders of the Company the requisite 5,000,000 shares of restricted Common Stock of the Issuer as set forth in **Exhibit "A"** in exchange for 100.00% of the issued and outstanding equity ownership of Company (the "Private Share Capital"), such that control of the Company shall be acquired by the Issuer as a wholly owned subsidiary of the Issuer;

1.4 The Issuer shall execute any and all documentation to reflect the intent of the Parties to this Agreement that the Company shall be retained as a control owned subsidiary of the Issuer including without limitation, the written consent of its Board of Directors which is attached hereto as **Exhibit "B"** which shall approve the execution of this Agreement including the issuance of equity required hereby;

1.5 This transaction is subject to delivery by the Issuer, Company, and Equity Holders of all required documents prior to and during closing to effectuate the transaction as contemplated by the terms and conditions of this Agreement; AND

1.6 The Issuer and Company shall take all necessary corporate actions so that at the Date of Closing, all actions required of Issuer will be in accordance with its Corporate Bylaws and in compliance with applicable state and federal securities laws.

2. CLOSING

2.1 Issue to the Equity Holders of the Company (as described under subsection 1.1 of this Agreement): five million (5,000,000) shares of restricted shares of Common Stock as set forth in Exhibit "A" (the "Exchange Stock"). The Exchange Stock shall be distributed in tranches determined by pre-set performance milestones to the Equity Holders pro rata as delineated in **Exhibit "A"** hereto at in paragraph 7.3 herein.

3. REPRESENTATIONS OF THE ISSUER

The Issuer is in good standing under the laws of Nevada and has all necessary corporate powers to own properties and carry on a business and is duly qualified to do business and is in good standing in Nevada. All actions taken by the incorporators, directors and shareholders of Issuer have been valid and in accordance with the laws of the State of Nevada.

3.1 Organization. The Issuer is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and it has all necessary corporate powers to own properties and carry on a business and is duly qualified to do business and is in good standing in the jurisdictions where qualification is required. All actions taken by the incorporators, directors, and stockholders of Issuer have been valid and in accordance with the laws of the State of Nevada. The Issuer was organized in the State of Nevada on or about February 27, 2006.

3.2 Ability to Carry Out Obligations. The Issuer has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Issuer and the performance by Issuer of its obligations hereunder will not cause, constitute, or conflict with or result in: (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Issuer is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Issuer to be liable to any party; or (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset of Issuer.

3.3 Full Disclosure. None of the representations and warranties made by the Issuer in this Agreement, contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading, subject to the requirements of Regulation FD of the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

3.4 Contract and Leases. The Issuer is currently carrying on its business and is not a party to contracts, agreements, or lease other than those items disclosed on the Issuer's balance sheet. No person holds a power of attorney for the Issuer.

3.5 Compliance with Applicable Laws. To the best of its knowledge, Issuer has complied with all federal, state, and local statutes, laws, and regulations pertaining to Issuer and

for this transaction. To the best of its knowledge, Issuer has complied with all federal and state securities laws in connection with the issuance, sale, and distribution of its securities insofar as it relates to this transaction.

3.6 Litigation. The Issuer is not and has not been a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the Issuer, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Issuer, and Issuer is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Issuer represents and warrants that there are no outstanding judgments, lawsuits, or material claims against the Issuer as of the date of this agreement.

3.7 Conduct of Business. From inception to the date of this Agreement, the Issuer has conducted its business in the normal course, and has not: (1) sold, pledged, or assigned any assets, other than in the ordinary course of business; (2) incurred any liabilities, other than in the ordinary course of business; (3) acquired or disposed of any assets, other than in the ordinary course of business; (4) entered into any contract, other than in the ordinary course of business; (5) guaranteed obligations of any third party which has not been fully disclosed to the Company or the Shareholders; or (6) entered into any other transaction, other than in the ordinary course of business.

3.8 Documents. All minutes, consents, or other documents pertaining to Issuer to be delivered at Closing shall be valid and in accordance with the laws of the State of Nevada.

3.9 Title. At the Closing, the Exchange Stock issued as part this Agreement to the Equity Holders shall be: (i) fully paid; (ii) non-assessable; and (iii) free and clear of all liens, security interests, pledges, charges, claims, encumbrances, and restrictions of any kind.

3.10 SEC Exemption – Upon execution of this Agreement, the Exchange Stock will be issued pursuant to a federal transactional exemption from registration as provided under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), and as such, will contain a restrictive legend which shall state it cannot be resold except under an effective registration statement pursuant to the Securities Act or pursuant to Rule 144.

3.11 Brokers. The Issuer has not retained any broker or finder to which compensation would be due in connection with this transaction.

4. REPRESENTATIONS AND WARRANTIES OF COMPANY.

The Company represents and warrants to Issuer the following:

4.1 Organization. The Company is organized, validly existing, and in good standing under the laws of State of Nevada and has all necessary corporate powers to own properties

and carry on a business and is duly qualified to do business and is in good standing in the jurisdictions where qualification is required. All actions taken by the managers and Equity Holders of the Company have been valid and in accordance with the laws of the State of Nevada. The Company was organized in the State of Nevada on or about May 20, 2024.

4.2 Capital. The authorized capital stock of Company consists of consists of the Equity Holders and their respective Private Share Capital as set forth at **Exhibit "A"** hereto.

4.3 Wholly Owned Subsidiary Upon execution of this Agreement and completion of the transaction contemplated herein, the Company will become a wholly owned subsidiary of the Issuer.

4.4 Financial Statements. The Company is a private limited liability company (e.g., formed in the State of Nevada) and to date has not prepared any audited financial statements. The Manager and the Equity Holders are not aware of any issues, however, which would prevent an audit. A complete file of all Company books, records, files, financial documents, bank statements, etc. will be provided to the Issuer after the Date of Closing, as certified at **Exhibit "C"** hereto. In lieu of financial statements, as the Company is newly formed the Company will provide title to all assets, all chattels, any pending contracts, or capital accounts.

4.5 Ability to Carry Out Obligations. The Company has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Company and the performance by Company of its obligations hereunder will not cause, constitute, or conflict with or result in: (a) any breach of violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, operating agreement, or other agreement or instrument to which Company is a party, or by which either of them may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would cause Company to be liable to any party; or (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset of Company.

4.6 Full Disclosure. None of the representations and warranties made by Company herein contains any untrue statement of a material fact or omits any material fact the omission of which would be misleading.

4.7 Compliance with Applicable Law. The Company has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to them. The Company has complied with all federal and state securities laws in connection with the issuance, sale, and distribution of its securities. None of the Equity Owners of the Company are banned persons by the SEC or have past events which would otherwise impair or impede the ability of the Issuer to maintain its good standing with the SEC, FINRA, or OTC Markets Group, Inc.

4.8 Litigation. The Company is not currently, or at any time since inception of the Company until the execution of this Agreement been involved in any civil litigation or regulatory actions by state/federal agencies of government. As stated above in §3(e) of this Agreement, the Company is not aware of any pending, threatened, or asserted claims, lawsuits or contingencies involving its capital stock, officers, directors or equity owners. To the extent there have been any past lawsuits related to the Company, its business, its assets, or its equity owners or officers/directors, the Company will provide copies of the same to the Issuer.

4.9 Conduct of Business. From inception to the date of this Agreement, the Company has conducted its business in the normal course, and has not: (1) sold, pledged, or assigned any assets, other than in the ordinary course of business; (2) incurred any liabilities, other than in the ordinary course of business; (3) acquired or disposed of any assets, other than in the ordinary course of business; (4) entered into any contract, other than in the ordinary course of business; (5) guaranteed obligations of any third party which has not been fully disclosed to the Company or the Shareholders; or (6) entered into any other transaction, other than in the ordinary course of business.

4.10 Documents. All minutes, consents, or other documents pertaining to Company and to be delivered by Company to Issuer, are true, complete, and correct, and are valid and in accordance with applicable law.

4.11 Title. The Exchange Stock to be delivered to the Issuer by the Equity Holders will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances, and restrictions of any kind. None of the Exchange Stock is subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to the Exchange Stock, except as provided in this Agreement. The Company is not a party to any agreement that offers or grants to any person the right to purchase or acquire any of the Exchange Stock. There is no applicable local, state, or federal law, rule, regulation, or decree which would, because of the transfer of the Exchange Stock to Issuer, impair, restrict, or delay Issuer's voting rights with respect to the Exchange Stock.

4.12 Independent Counsel. The Company and the Equity Holders represent and warrant that prior to Closing, that they are represented by independent counsel or have had the opportunity to retain independent counsel to represent them in this transaction and that prior to Closing, Counsel for the Company and the Equity Holders have not represented either the Issuer or Issuer's shareholders in any manner whatsoever known to the Company.

4.13 Brokers. The Company and/or the Equity Holders have not retained any broker or incurred any obligation to pay a commission to any third party.

4.14 Conflicts of Interests of Issuer. The Company and its Equity Holders have reviewed and understand the conflicts of interests, if any, between the Issuer, and its officers and directors, if any.

5. INDEMNIFICATION.

In consideration of the Issuer's purchase of all Private Share Capital of the Company through this Agreement, the Company and its Equity Holders shall defend, protect, indemnify and hold harmless the Issuer and all of its affiliates, stockholders, officers, directors, employees and direct or indirect investors and any of the foregoing Person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to the intellectual property rights to Technology and its proprietary uses that are the subject of this Agreement.

6. DOCUMENTS TO BE DELIVERED AT CLOSING.

6.1 BY THE ISSUER:

(1) Resolution of the Board of Directors (e.g., Unanimous Written Consent of the Directors") authorizing the issuance of the five million (5,000,000) shares of restricted Common Stock of the Issuer (The "Exchange Stock") to be delivered to the Equity Holders required to be issued upon the Date of Closing as defined in this Agreement attached hereto as Exhibit "B".

(2) The Exchange Stock issued by the Issuer shall be registered in the name of the Equity Holders of the Company as set forth in Exhibit "A".

(3) Any such other resolutions of Issuer directors may reasonably be required by the Company and the Equity Holders.

(4) Such other agreements relating to the transaction may reasonably be required by the Company or the Equity Holders.

(5) Receipt from the Company of all due diligence materials requested by the Issuer or its representatives, in a form satisfactory to the Company in its sole discretion.

6.2 BY THE COMPANY AND THE SHAREHOLDERS:

(1) Delivery to the Issuer, certificates or certified/official documentation evidencing the Private Share Capital stock certificates(s) in the Company, and such stock powers as are required in order to transfer to Issuer good and marketable title to the Company.

(2) Originals and Copies of the basic corporate records, Articles of Incorporation and Bylaws and any periodic filings with the Secretary of State for the Company' state of incorporation/organization. The Company shall retain all other records at its

current principal address until such time as they are requested of it in writing by the Issuer.

(3) Any such other resolutions of Company and the Equity Holders as may reasonably be required by Issuer.

(4) Any such other agreements relating to the transaction may reasonably be required by the Issuer.

(5) Receipt by the Issuer of all due diligence materials requested of the Company or its representatives, in a form satisfactory to the Issuer in its sole discretion.

7. POST-CLOSING AGREEMENTS.

7.1 Further Assurances. The Parties shall execute such further documents, agreements, resolutions, etc. and perform such further acts, as may be necessary to effect the transactions contemplated hereby, on the terms herein contained and otherwise to comply with the terms of this Agreement, provided, that, except as contemplated by this Agreement, no party shall be required to waive any right or incur an obligation in connection therewith.

7.2 Indemnification of Directors and Officers. Since Inception up to and including the period after the Closing Date, Issuer shall: (a) maintain in effect the current provisions regarding the indemnification of officers and directors contained in Issuer's Certificate of Incorporation and Bylaws; provided, however, Issuer may adopt new indemnification provisions no less favorable than the current provisions as to the persons who served as directors and officers of Issuer prior to the Closing Date; and (b) indemnify the persons who served as directors and officers of Issuer prior to the Closing Date to the fullest extent to which Issuer is permitted to indemnify such officers and directors under its Certificate of Incorporation and Bylaws and applicable law as in effect immediately prior to the Closing Date.

7.3 Earn Out of the Exchange Stock.

7.3(a) Exchange Stock Delivered at Closing – Five Million (5,000,000) shares of Issuer's Common Stock (Restricted) issued prior to Closing and according to the terms and conditions of this Agreement, with One Hundred Thousand (100,000) issued at Closing.

7.3(b) The remainder of the Exchange Stock (4,900,000) is to be held in escrow at the transfer agent (Olde Monmouth) and to be distributed in five (5) equal distributions for every Ten Million Dollars ($10,000,000 USD) raised on the proposed bond offering by the Company.

7.4(c) Additional Equity for Revenue Performance - To provide further equity ownership in the Issuer, the Parties have agreed to issue additional shares of up to Six Million Five Hundred Thousand (6,500,000) Shares of Common Stock (Restricted) in the

Issuer (which is outside the consideration paid to the members of the Company) based upon the following revenue milestones by deadline provided to be achieved by the Company (e.g., wholly owned subsidiary of the Issuer) as follows:

- Revenue of $5,000,000 by December 31, 2025 - 500,000 shares of Common Stock (Restricted) to be issued as fully paid and non-assessable.
- Revenue of $20,000,000 USD by December 31, 2026 - 2,000,000 shares of Common Stock (Restricted) to be issued as fully paid and non-assessable.
- Revenue of $40,000,000 USD by December 31, 2027 - 4,000,000 shares of Common Stock (Restricted) to be issued as fully paid and non-assessable.

7.4(d) Resignation of Charter House AU's sole officer and director Anthony Capazze and appointment of GivBux, Inc. officer, director in his stead, OR entry into a Definitive Management Agreement by Mr. Capazze for his services. Transfer of all Assets listed in Exhibit D must be complete at Closing or resolved to the satisfaction of the Issuer's Board of Directors.

8. RELATED PARTY TRANSACTION.

The Issuer has enacted a Related Party Transaction which inter alia defines "**Related Party Transaction**" means any transaction, arrangement or relationship, or any series of similar transactions, arrangements, or relationships, in which (i) the Company or any of its subsidiaries is or will be a participant, and (ii) any Related Party has or will have a direct or indirect interest. This also includes any material amendment or modification to an existing Related Party Transaction although no evidence exists to deem the Agreement as such as the Company, until closing will not be a wholly-owned subsidiary.

9. GOVERNING LAW, VENUE, AND JURISDICTION.

The Parties (and each of them) agree and irrevocably submit to the jurisdiction of the courts of Clark County, Nevada (State or Federal) for the resolution of any disputes, which may arise between them in relation to this Agreement or any of the other events contemplated hereby. The laws of the State of Nevada shall govern the interpretation of this Agreement Any subsequent dispute(s), which may arise and any claims as to *forum non conveniens* or for lack of personal or subject matter jurisdiction over the Agreement and related instrument.

10. MISCELLANEOUS.

10.1 Captions and Headings. The headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

10.2 Modifications. This Agreement and any provision hereof may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed

by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

10.3 Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (1) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions; (2) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure; and (3) no waiver of any party of one breach by another party shall be construed as a waiver with respect to any subsequent breach.

10.4 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

10.5 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings.

10.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by electronic mail, as follows:

To the Issuer:

GIVBUX, INC.
2751 West Coast Highway, Suite 200
Newport Beach, CA 92663
ir@givbux.com

To the Company (& Equity Holders)

CHARTER HOUSE AU
139 Milburn Ave
Milburn, NJ 07041
anthony@royalsovereigngroup.com

10.7. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, including electronic format.

[Balance of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Share Exchange Agreement shall be effective on the date of the last Party listed below electronically sign such same said Agreement.

FOR THE ISSUER:

DocuSigned by:
By: ____________________________
Name: Umesh "Tim" Singh
Title: Director

DocuSigned by:
By: Bob Thompson ____________________________
Name: Robert "Bob" Thompson
Title: Director

Signed by:
By: ____________________________
Name: Michael Arnkvarn
Title: Director

FOR THE COMPANY:

By: ____________________________
Name: Anthony Capazze
Title: Sole Officer, Director and Shareholder

FOR THE EQUITY HOLDERS OF THE COMPANY:

By: ____________________________
Name: Anthony Capazze
Title: Sole Officer, Director and Shareholder

EXHIBIT "A"

EXCHANGE TABLE AND DELIVERY SCHEDULE

Name of the Equity Holder of the Company	*Address of the Equity Holder of the Company*	*Ownership of the Company Provided to Issuer (Private Equity Capital)*	*Equity of Issuer Being Issued to Equity Holder (Exchange Stock)*
Anthony Capazze	139 Milburn Ave Milburn, NJ 07041	100% of the "Private Equity Share Capital" or 1000 shares of common stock at par value of $1 per share.	5,000,000 shares of Common Stock (Restricted) of the Issuer as Per Paragraph 7.3 Earn-Out. "Exchange Stock"
TOTAL OF COLUMNS (IF APPLICABLE)		100.00% of the Membership Units in Company "Private Equity Capital"	5,000,000 shares of Common Stock (Restricted) of the Issuer as Per Paragraph 7.3 Earn-Out. "Exchange Stock"

[Balance of this Page Intentionally Left Blank]

EXHIBIT "B"

CORPORATE RESOLUTION AND MAJORITY SHAREHOLDER CONSENT

Approval of Share Exchange Agreement

by GIVBUX, INC.

WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF A1 GROUP, INC.

The undersigned, being all of the directors of **GIVBUX, INC.** (the "Corporation"), a Nevada corporation, does hereby certify that pursuant to the authority conferred upon the Board of Directors by its Articles of Incorporation (and amendments thereto), Corporate Bylaws, and the laws of the State of Nevada (Chapter 78 – Private Corporations - Nevada Revised Statutes), the Board of Directors, by unanimous written consent, approved and adopted the following resolutions without a duly called meeting pursuant to this Written Consent (referred to hereinafter as the "Written Consent"):

WHEREAS, a meeting was called on the afternoon of June 13, 2025, at 5:00 p.m. Pacific Standard Time, with notice provided to all members of the Board of Directors to agree on the form and contents of the written agreements to affect a closing a proposed transaction with CHARTER HOUSE AU, a Nevada corporation (hereinafter referred to as "CHARTER HOUSE");

WHEREAS, during April 2025, the Corporation entered negotiations to purchase 100% of the membership interests of CHARTER HOUSE AU, LLC. However, there was no valid company by any such name, and the Equity Owners of the Company formed a new corporation in Nevada on or about May 20, 2025, further it is understood that all issues of title, claim and interest have been resolved by them and evidence of such is included herewith at Exhibits "C" and "D" hereto;

FURTHER, as such, on or about April 17, 2024, the Corporation has entered into a "Share Exchange Agreement" with CHARTER HOUSE AU whereby the Corporation will acquire 100.00% ownership of CHARTER HOUSE AU for Five Million (5,000,000) shares of restricted Common Stock of the Corporation making CHARTER HOUSE AU a wholly owned subsidiary of the Company.

NOW THEREFORE, the Board of Directors hereby unanimously adopt the following resolutions which shall have the same force and effect as if adopted at a duly called meeting of the Board of Director, and as such, it is:

RESOLVED, that Company hereby approves the execution of the Share Exchange Agreement between the Company and CHARTER HOUSE AU by its officers and directors; and it is further

RESOLVED, upon full counter execution of the Share Exchange Agreement by the Company and the Equity Holders as defined in the Share Exchange Agreement, the Issuer will issue 5,000,000 shares of Common Stock of the Company to the Equity Holders of Charter House AU as set forth in Exhibit "A" the Share Exchange Agreement.

RESOLVED, the Corporation will amend its Articles of Incorporation with the Nevada Secretary of State, Corporations Division, to increase its authorized Common Stock of the Company from one hundred ten million (110,000,000) shares of Common Stock to one hundred fifty million (150,000,000) shares of Common Stock (Par Value $0.001).

FURTHER RESOLVED, that the officers of the Corporation are hereby authorized to do such further acts and things and execute any and all documents and instruments, both original and amendatory, of every kind and character on behalf of the Corporation as may be necessary or appropriate, in said officer's judgment, to effectuate the terms of the and to carry out the purpose of these Resolutions;

IN WITNESS WHEREOF, we have caused this instrument to be duly executed this 13th day of June 2025.

DocuSigned by:
By: ______________________
77219DD73C84447...
Name: Umesh "Tim" Singh
Title: Director

DocuSigned by:
By: Bob Thompson
69CB116729C84BE...
Name: Robert "Bob" Thompson
Title: Director

Signed by:
By: ______________________
610FAA2A58B34D3...
Name: Michael Arnkvarn
Title: Director

[Balance of this Page Intentionally Left Blank]

MAJORITY SHAREHOLDER APPROVAL
TO WRITTEN CONSENT BY GIVBUX, INC.

The Undersigned, being the majority controlling shareholder of **GIVBUX, INC.**, a Nevada Corporation (the "Corporation") hereby consent to the following actions and will instruct the officers, directors, and agents of the Issuer to enter this Majority Shareholder Approval into the minutes of the Issuer and part of its official corporate records.

Whereas, the Undesigned, is the majority controlling shareholder of the Corporation with seventy million (70,000,000) shares of Common Stock of the Corporation of which one hundred ten million (110,000,000) are currently authorized and ninety four million five hundred seventy two thousand seven hundred sixty seven (94,572,767) are outstanding as of the present date.

Whereas, the Undersigned, as the majority controlling shareholder of the Corporation approves the increase in the authorized share capital to one hundred fifty million (150,000,000) shares of stock.

Whereas, the Undersigned, as majority controlling shareholder of the Corporation approves the above Action by Written Consent of the Board of Directors to enter into the above entitled Share Exchange Agreement with Charter House AU, a Nevada corporation;

Whereas, the undersigned, was invited by the Board of Directors to attend the meeting dated June 13, 2025.

DocuSigned by:
042F457088F9449...

By: Kenyatto Jones
Title: Majority Controlling Shareholder

June 13, 2025
Dated

List Shares Owned: 70,000,000 Common Shares held by Bear Bull, Inc.

Voting Percentage: 74.00%

With the Approval of Bear Bull, Inc.:

DocuSigned by:
042F457088F9449...

By: Kenyatto Jones
Title: Majority Controlling Shareholder

June 13, 2025
Dated

<u>EXHIBIT "C"</u>

CERTIFICATION AND PERSONAL GUARANTEE OF SOLE OFFICER, DIRECTOR AND SHARHOLDER OF CHARTER HOUSE FINANACIAL AU

(a Nevada Corporation)

I, the undersigned, am the duly authorized sole officer and director of CHARTER HOUSE FINANACIAL AU, (hereinafter "the Company").

The undersigned, as the manager of the Company hereby warrants and represents that they have undertaken a complete and thorough review of the Company' books and records including, but not limited to the Company's records relating to the following:

(A) The Certificate of Incorporation and Good Standing which evidence that the Company was duly formed in the state of Nevada as a private for profit corporation with 1,000 shares of common stock authorized at a par value of $1 per share on May 20, 2025.

(B) I have served as the Company' executive officer since the date of formation until the present date and no other person(s) have served in such capacity. In addition, I have acted as the Company' operations manager approximately one year prior to the date of formation of the Company when it operated as an unincorporated association up and until the present date. This work has included, among other things, managing the day-to-day affairs of the Company subject to our oversight the sole executive officer, director and shareholder.

(C) The only other Private Share Capital interests which exist other than myself are listed in the above "Exchange Table and Delivery Schedule (Exhibit "A" to Agreement above) and there is no other person(s) which now exist with any claims, pending or threatened, regarding third party(s) claims to any form of equity ownership or Private Share Capital in the Company. Again, the Private Share Capital interests which are reflected in the above Exhibit A: Exchange Table and Delivery Schedule are un-certificated and has been reflected in balance form only on the books and records of the Company.

(D) The Company holds title to the assets listed **in Section 4.12 of the above Agreement and at Exhibit D hereto** No other third parties have any right, claim, title or interest in this technology or the property of the Company. To the extent any such claims are raised in the future, the Company will agree to indemnify and hold harmless the Issuer from such claims. To the extent there may be any property which inadvertently be titled in my name or the name of one of the other equity holders, such property will be immediately transferred to the Company hereafter without unnecessary delay.

(E) The Financial Reps & Warranties; The books and records provided to the Issuer in this Share Exchange Agreement. have been maintained by Ruben Padilla and Neil Benedict pursuant to GAAP accounting standards. To the best of my knowledge

there are no issues with the Company' financial statements and books and records, which would prevent the completion of a FINRA/PCAOB audit.

(F) I understand that all of the representations set forth in this Certificate will be relied upon by the Issuer, its board of directors and its legal counsel in connection with the Agreement for the Exchange of Equity and Control Interests (the "Share Exchange Agreement") between the Parties, to which this Certification is an Exhibit of.

(G) Any right, claim, title, or interest of any other entity or individual may have or its property real, intellectual, or otherwise has been transferred to us and the Company through a separate written agreement between the Company and third parties. To the fullest extent of our knowledge there are not any bona fide right, claim, title or interest which could be made by any other person(s) as to the Company's assets, claims and interests, other than myself, the undersigned.

(H) There is a typo in the spelling of the Company's name. I will take immediate steps to correct this in the official records of the Company at my own expense.

(I) I hereby affix my signature to this Certificate and hereby confirm the accuracy of the statements made herein under penalty of perjury of the laws of the state of Nevada.

Acknowledged, Approved and Agreed to:

By:__________________________ Dated:_____________
Name: Anthony Capazze
Title: President and Controlling Shareholder

EXHIBIT "D"

To Be Provided Under Separate Cover

List all titles to assets, claims, interests, accounts, rights, etc. owned by Charter House AU and/or Anthony Capazze including but not limited to title transfer of any such item(s).

Provide true and correct copies of all titles to assets, claims, interests, accounts, rights, etc. owned by Charter House AU and/or Anthony Capazze including but not limited to title transfer of any such item(s).